PERRITT FUNDS, INC.
FIRST AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of the 28th day of February, 2013, to the Fund Administration Servicing Agreement dated as of August 21, 2012, (the "Agreement"), is entered into by and between Perritt Funds, Inc., a Maryland corporation (the "Company") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, an agreement and reorganization (the “Reorganization Agreement”) between the Company and Perritt Micro Cap Opportunities Fund, Inc., was made as of February 28, 2013; and

WHEREAS, as part of the Reorganization Agreement, the Company and Perritt MicroCap Opportunities Fund, Inc. desire to add the Perritt MicroCap Opportunities Fund to the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PERRITT FUNDS, INC.	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Mark J. Buh	By: /s/ Michael R. McVoy

Printed Name: Mark J. Buh	Printed Name: Michael R. McVoy

Title: Treasurer	Title: Senior Vice President

Perritt Funds, Inc.	1

Amended Exhibit A to the Fund Administration Servicing Agreement - Perritt Funds, Inc.

Separate Series of Perritt Funds, Inc.

Name of Series
Perritt Ultra MicroCap Fund
Perritt MicroCap Opportunities Fund

Perritt Funds, Inc.	2